Exhibit 14.1

CODE OF ETHICS

Introduction

The Board of Directors (the “Board”) of Courtside Group, Inc. (together with its subsidiaries, “PodcastOne” or the “Company”) has adopted this Code of Ethics. This Code of Ethics embodies the Company’s commitment to conduct business in accordance with applicable law and the highest ethical standards. It is intended to provide guidance to help recognize and deal with ethical issues, to provide a mechanism for the reporting of unethical or unlawful conduct, and to help maintain a culture of honesty and accountability.

This Code of Ethics applies to all employees (including all officers), consultants and directors of PodcastOne. This Code of Ethics must be read in conjunction with the Company’s internal Code of Conduct (when adopted) included in the employee handbook and all other Company compliance and employment policies, practices and procedures. The internal Code of Conduct and all such policies, practices and procedures, as they may be revised from time to time, are collectively referred to in this Code of Ethics as the “Company Policies.” Although the Company Policies are not part of this Code of Ethics, employees, consultants and directors are also required to know, and to abide by, all applicable Company Policies. The Company Policies, as revised from time to time, may be found on the Company’s intranet.

Truly ethical business practices are the product of more than a fear of legal ramifications or an appreciation of the competitive value of a good reputation. Ethical business practices entail a clear understanding of right and wrong, and a motivation on the part of our directors and employees to act at all times in a manner of which they and the Company can be proud. This means adhering to not only the letter but also the spirit of all applicable laws and regulations. The Company thus defines standards of excellence and success to include adherence to a strong set of ethical principles at every step.

This Code of Ethics has been prepared specifically to address PodcastOne’s business and the unique requirements of the Company, and to provide a framework within which to work both legally and ethically. More importantly, this Code of Ethics reflects how the Company thinks and feels about doing business, the values the Company holds and looks for in others and how the Company wants to distinguish itself as a company.

Understanding the Code of Ethics; Accountability

It is the responsibility of each employee, consultant and director to carefully read, understand and comply with this Code of Ethics and, as needed, to seek clarification on any point. Individuals who fail to comply with this Code of Ethics, including supervisors who fail to report wrongdoing, may be subject to disciplinary action, including the possibility of dismissal. It is important to understand that violation of certain of the Company’s policies potentially subjects the Company and those involved to civil liability and damages, regulatory sanction, and/or criminal prosecution. Questions regarding any legal or ethical requirements should be directed to one’s immediate supervisor or PodcastOne’s General Counsel (or other person(s) designated by the Board for such purposes).

Reporting Violations; Protection Against Retaliation

If an individual engages in or becomes aware of any conduct or activity that may violate this Code of Ethics or an applicable law or regulation, it is that individual’s responsibility to promptly report the matter by notifying his or her immediate supervisor or PodcastOne’s General Counsel (or other person(s) designated by the Board for such purposes). An individual may make a report anonymously, but must in any event provide enough information to enable the Company to properly address the matter.

The Company has established procedures for submitting concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee of the Board and for submitting other concerns to the non-management directors of PodcastOne. Further information as to these procedures, they can be accessed via the Contact PodcastOne Board of Directors link on the Company’s public website at www.podcastone.com or the employees of the Company may access this information via the Company’s internal website in the “Whistleblower Hotline Info” folder.

No individual will be subject to retaliation of any kind (or threat of retaliation) for reporting in good faith any ethical concerns, suspected securities law violations or other suspected misconduct. Any individual who believes that he or she has been retaliated against (or threatened or harassed) in violation of this policy should immediately report the matter to his or her immediate supervisor, or the Company’s Human Resources Department or General Counsel (or other person(s) designated by the Board for such purposes).

Personal Conflicts Of Interest

Personal “conflicts of interest” exist any time employees or directors face a choice between their personal interests (financial or otherwise) and the interests of the Company. Conflicts of interest may call into question the Company’s integrity. It is therefore crucial that service to the Company not be subordinated to personal gain and advantage and that all employees, directors and consultants be accountable for acting in the Company’s best interest and for avoiding even the appearance of a conflict. Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship (including if a member of an individual’s immediate family or household works for a company which is itself in direct competition with the Company) should notify his or her immediate supervisor, or the Company’s Human Resources Department or General Counsel (or other person(s) designated by the Board for such purposes). Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with the Company’s General Counsel (or other person(s) designated by the Board for such purposes).

Potential conflicts of interest involving an executive officer or a director will be reviewed directly by the Board. Potential conflicts involving an employee of, or a consultant to, the Company, other than an executive officer, will be reviewed in accordance with Company Policies.

In certain limited cases, activities giving rise to potential conflicts of interest may be permitted if they are determined not to be harmful to the Company. Any such determination will be made by the Board in the case of executive officers or directors, and in accordance with Company Policies in the case of other employees.

Corporate Opportunities

Employees and directors have a duty to the Company to advance its legitimate interests whenever the opportunity arises. Individuals should not take for themselves personally, or for their friends or family, opportunities that are discovered through the use of Company property, information or position (other than those received in the ordinary course of doing business and approved by the Company). Furthermore, all individuals are prohibited from competing with the Company unless such competition is disclosed to PodcastOne’s General Counsel (or other person(s) designated by the Board for such purposes) and approved in writing.

Outside Affiliations, Employment or Activities

Employment and participation in other activities outside of the Company could presumptively interfere with an individual’s duties as an employee or director of the Company. Service by any employee as a director, trustee or officer (paid, unpaid, elected, appointed or otherwise) of any business (other than the Company) or any charitable, civic, religious, political or educational organization (other than a residential co-operative or condominium board) requires written approval from PodcastOne’s General Counsel (or other person(s) designated by the Board for such purposes). Moreover, unless specifically requested by PodcastOne, service by any employee on a board or in an advisory position with other companies in the satellite communications industry, and particularly with PodcastOne’s partners, will not be permissible. PodcastOne directors should inform the Board prior to accepting an appointment to the board of directors of another business corporation, in order to avoid potential conflicts of interest as well as to help discuss whether the aggregate number of directorships and attendant responsibilities held by a director would interfere with such director’s ability to properly discharge his or her duties.

Safeguarding Company and Client Property
Protection and Proper Use of Company Assets

Employees and directors are not permitted to take or make unauthorized use of, steal, or knowingly misappropriate the property of the Company for the individual’s own unauthorized use, the unauthorized use of another or for an improper or illegal purpose. Employees and directors are not permitted to remove, sell, loan, convey or dispose of any record, voucher, money or thing of value belonging to the Company without the Company’s written consent. No individual may destroy Company property without proper authorization. Participation in unlawful activities or possession of illegal items or substances, whether or not on Company property or business, may subject the individual to disciplinary action, including the possibility of dismissal.

Proprietary and Confidential Information

During the course of their service with the Company, individuals may acquire or be provided access to information regarding the Company’s clients, trade practices, systems, marketing or strategic plans, fees and revenues, and other knowledge considered proprietary by the Company or its partners. Employees and directors are not permitted to disclose or use, either during or subsequent to their service with the Company, any such information they receive or develop during their service which is considered proprietary by the Company or its partners, except for authorized business purposes. This includes, but is not limited to, information stored on any computer system as well as proprietary software developed by or for the Company.

Any individual who possesses confidential information has an important responsibility to keep that information confidential within the Company, and to disclose such information internally only on a “need to know” basis. Individuals must be discreet with this information and avoid communicating Company matters in ways that are susceptible to interception or use by third parties.

Compliance with Laws, Rules and Regulations

It is each individual’s responsibility to know and understand the laws applicable to his or her job responsibilities (including insider trading laws), to comply with both the letter and the spirit of those laws, and to always act with the highest ethical standards of business conduct. Furthermore, individuals must avoid not only actual misconduct but also even the appearance of impropriety. In the case of any questionable conduct, they must consider how they and the Company would be perceived if the conduct were publicized. Each individual should consult with his or her immediate supervisor or the Company’s General Counsel (or other person(s) designated by the Board for such purposes) with any questions concerning any legal or ethical requirements.

Equal Employment Opportunity

PodcastOne is committed to a work environment where individuals are treated with dignity and respect. Equal employment opportunity is an essential part of this commitment. The Company does not discriminate, and will not tolerate discrimination (including harassment), against any employee or applicant for employment on any basis prohibited under applicable law or Company Policy. Employees should review applicable Company Policies for guidance on reporting violations.

Fair Dealing

The Company expects its employees and directors to compete aggressively in furthering the interests of the Company. It also expects them to do so fairly, ethically and in a manner that fully complies with all applicable laws and regulations. To that end, no individual should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing or practice.

Full, Fair, Accurate, Timely and Understandable Disclosure

It is crucial that all books of account, financial statements and records of the Company reflect the underlying transactions and any disposition of assets in a full, fair, accurate and timely manner. All employees and directors who are involved in the Company’s disclosure process are required to know and understand the disclosure requirements applicable to the Company that are within the scope of their responsibilities, and must endeavour to ensure that information in documents that PodcastOne files with or submits to the United States Securities and Exchange Commission (the “SEC”), or otherwise disclosed to the public, is presented in a full, fair, accurate, timely and understandable manner. Additionally, each individual involved in the preparation of the Company’s financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of the Company.

Furthermore, it is critically important that financial statements and related disclosures be free of material errors. Employees and directors are prohibited from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (such as The Nasdaq Capital Market or the SEC). In that connection, no individual, or any person acting under his or her direction, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any of the Company’s auditors if he or she knows (or should know) that his or her actions, if successful, could result in rendering the Company’s financial statements materially misleading.

Waivers and Amendments

The Company may waive application of this Code of Ethics to employees or directors in certain limited situations. Any waivers of the provisions of this Code of Ethics for executive officers or directors may be granted only in exceptional circumstances by the Board. The Company will promptly disclose to its stockholders and in the Company’s public filings, not later than the Company’s next periodic report, any such waivers granted to any of its executive officers or directors and the reason for such waiver. Amendments to this Code of Ethics must also be approved by the Board. It is each individual’s responsibility to maintain familiarity with this Code of Ethics as it may be revised from time to time.

Adopted: August 23, 2023

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